Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement and Prospectus of MIRA Pharmaceuticals, Inc., of our report dated April 4, 2023, except for the 2nd paragraph of Note 10, and its related effects to the financial statements, which is as of July 14, 2023, with respect to our audits of the financial statements of MIRA Pharmaceuticals, Inc. as of December 31, 2022 and 2021 and for each of the years in the two-year period ended December 31, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement and Prospectus.

/s/ Cherry Bekaert LLP

Tampa, Florida

July 14, 2023